Investor Contact:                                                                         Media Contact:

  Linda S. Lennox                                                                               Chris Reardon

  Director, Investor Relations                                                              Manager, Public Affairs

  Tel: (908) 719-4222                                                                        Tel: (908) 719-4224

   llennox@nui.com                                                                             creardon@nui.com

For Immediate Release

NUI CORPORATION REPORTS THIRD QUARTER FISCAL 2003 RESULTS

Also announces decision to sell telecommunications and customer information businesses

Bedminster, NJ - July 31, 2003 - NUI Corporation (NYSE:NUI) today reported a loss from continuing operations of $3.8 million, or $0.24 per share, for the quarter ended June 30, 2003, compared to a loss of $3.5 million, or $0.23 per share, for the same period last year.  The company also announced its intention to sell two business units, NUI Telecom, the company's telecommunications subsidiary, and Utility Business Services (UBS), the company's billing and customer information systems and services unit.  NUI has begun discussions with interested parties to sell both businesses and expects to complete the sales by the end of the calendar year.

"These actions support NUI's business strategy of more narrowly focusing on our core business activities - Distribution Services and Energy Asset Management, which includes NUI's wholesale energy portfolio and risk management and gas storage activities," said John Kean, Jr., NUI President and Chief Executive Officer.  "The completion of the sale of the telecommunications and billing businesses will represent NUI's exit from non-core business activities and will greatly simplify our operations and organizational structure.  As with previous sales of NUI businesses, the interests of our customers, employees and shareholders are paramount; therefore, both businesses will continue to operate with the same high level of service and commitment to their customers and suppliers."

In accordance with the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" (SFAS 144), the company is reporting NUI Telecom, the remaining portion of TIC Enterprises and UBS as discontinued operations for the three and nine-month periods ended June 30, 2003.  In addition, in accordance with the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets" (SFAS 142), the company's decision to exit the telecommunications business requires NUI to record a one-time, non-cash charge of $20.3 million, after tax, during the third quarter reflecting the potential impairment of goodwill and intangible assets that could be realized as part of a sale transaction.  Any gain that may be realized as the result of selling UBS is not subject to an adjustment under SFAS 142.

Net income, including discontinued operations and the associated one-time, non-cash charge of $20.3 million, for the third quarter ended June 30, 2003, was a loss of $25.1 million, or $1.57 per share, compared to a loss of  $11.3 million, or $0.72 per share, a year ago.

Fiscal year-to-date earnings from continuing operations were $22.0 million, compared to $19.6 million for the same period last year.  Earnings per share from continuing operations for the nine months ended June 30, 2003, were $1.37, compared to $1.34 a year ago.  Net income, including discontinued operations and the cumulative effect of accounting changes, for the first nine months of fiscal 2003 was a loss of $5.8 million, or $0.36 per share, compared to a loss of $6.9 million, or $0.47 per share, for the same period last year.

Consolidated Results for the Third Quarter

Total operating margins for the third quarter increased $5.7 million, or 16.4 percent, to $40.5 million in fiscal 2003.  This increase was due primarily to higher rates due to the successful conclusion of a rate case at Elizabethtown Gas Company and higher gas sales as a result of colder temperatures during the quarter.  Offsetting the increase in operating margins were higher operation and maintenance expenses as a result of increased reserves for uncollectible customer receivables, increased labor costs, higher pension costs and increases in fees associated with auditing, consulting, legal, insurance and bank services.

Distribution Services

The company's Distribution Services segment increased third quarter margins by 19.4 percent to $38.1 million, compared to $31.9 million a year ago.  The improvement reflects the successful completion of a rate case at the company's largest gas distribution company in New Jersey and colder temperatures during the third quarter of fiscal 2003.  Fiscal 2003 third quarter operating income increased 43.6 percent to $2.8 million, compared to $1.9 million for the same period last year.

Energy Asset Management

NUI's Energy Asset Management segment reported margins of $2.9 million during the third quarter of fiscal 2003, compared to margins of $3.7 million for the same period last year.  Third quarter trading results for NUI Energy Brokers were $1.3 million higher than the same period last year.  The reduction in margins of $0.8 million is due to the closing of the financial hedged positions associated with the forward physical sales contracts related to exiting the retail energy marketing business.

Retail and Business Services

The company's Retail and Business Services segment, which now includes only the remaining portion of the company's retail energy marketing business that is in the process of winding down, reported negative margins for the third quarter of fiscal 2003 of $0.5 million, which were $0.3 million better than the same period last year.  The unfavorable margins were primarily due to a $3.5 million reduction in margins to settle retail energy contracts sold during May 2003.  This amount was partially offset by margins of $3.0 million on retail gas sales during the quarter.  Operating income for the period ended June 30, 2003, was $0.2 million lower than the same period last year, primarily due to increased bad debt reserves relating to the company exiting its retail energy marketing business.

Earnings Guidance

The company is maintaining its fiscal 2003 earnings from continuing operations guidance of $1.10 - $1.25 per share.  The company is currently incorporating the exiting of its telecommunications and billing business into its financial plan and will provide fiscal 2004 earnings guidance when the planning process is completed in September.

Conference Call Information

NUI will hold a live teleconference today, July 31, 2003, at 1:00 p.m. EST. The dial-in number for domestic investors is 1-800-915-4836 and 1-973-317-5319 for international callers.  Participants should dial in five minutes prior to the scheduled start time.  A taped replay of the call will be available beginning at 3:00 p.m. EST and ending on August 7, 2003, at 12:00 p.m. EST.  The dial-in number for the replay is 1-800-428-6051 for domestic callers and 1-973-709-2089 for international callers.  The pass code for the replay is 300358.

A live webcast of the call will be available on the company's website at www.nui.com.  Choose "Investor Relations" and then select the webcast icon on the Corporate Overview page.  Shortly following the live call, a replay will be archived on NUI's corporate website.

About NUI

NUI Corporation, based in Bedminster, NJ, is a diversified energy company that operates natural gas utilities, as well as businesses involved in natural gas storage and pipeline activities and wholesale energy portfolio and risk management.  NUI Utilities' companies include Elizabethtown Gas Company in New Jersey, City Gas Company of Florida and Elkton Gas Company in Maryland. Visit our web site at www.nui.com.

This press release contains forward-looking statements, including statements related to fiscal 2003 earnings guidance, the estimated proceeds of certain asset sales, the timing of proposed dispositions, in particular the proposed sales of NUI Telecom and UBS.  These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, the company's ability to control operating expenses; the level of uncollectible receivables; the volatility of natural gas prices; the ability of the company to carry out its strategy of successfully divesting NUI Telecom and UBS; economic conditions; weather fluctuations; and other uncertainties, all of which are difficult to predict and some of which are beyond the company's control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," "will," and variations of such words and similar expressions, are intended to identify forward-looking statements. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

NUI CORPORATION  (NYSE:NUI)

SUMMARIZED CONSOLIDATED FINANCIAL INFORMATION

FOR THE PERIODS ENDED JUNE 30

(Thousands, except per share amounts)	Three Months		Nine Months		Twelve Months
	2003	2002	2003	2002	2003	2002
Operating Revenues	$130,011	$95,878	$548,090	$426,419	$637,029	$519,381

Total Operating Margins	40,461	34,746	180,784	157,869	218,737	193,208
Operation & Maint. Expenses	32,003	25,076	97,547	76,773	126,184	100,150
Restructuring charges	---	---	---	1,203	---	1,203
Depreciation and Amortization	7,518	8,453	24,566	24,022	31,968	29,122
Other taxes	862	2,092	5,276	5,846	7,323	7,326
Operating income (loss)	78	(875)	53,395	50,025	53,262	55,407
Other Income (Expense)	185	(350)	813	140	958	363
Earnings (Loss) Before Interest and Taxes (EBIT)	263	(1,225)	54,208	50,165	54,220	55,770
Interest Expense	5,949	4,849	16,104	16,007	21,298	21,440
Income Tax Expense (Benefit)	(1,873)	(2,530)	16,109	14,572	13,463	14,244
Net Income (Loss) from Continuing Operations	(3,813)	(3,544)	21,995	19,586	19,459	20,086
Discontinued Operations, After Tax	(21,257)	(7,791)	(21,888)	(8,837)	(28,347)	(11,837)
Effect of Change in Accounting, After Tax	---	---	(5,869)	(17,642)	(5,869)	(17,642)
Net Income (Loss)	$(25,070)	$(11,335)	$(5,762)	$(6,893)	$(14,757)	$(9,393)
Earnings (Loss) per Share:
Basic & Diluted
Net Income (Loss) from Continuing Operations	$(0.24)	$(0.23)	$1.37	$1.34	$1.22	$1.42
Discontinued Operations, After Tax	(1.33)	(0.49)	(1.36)	(0.60)	(1.77)	(0.84)
Effect of Change in Accounting, After Tax	---	---	(0.37)	(1.21)	(0.37)	(1.25)
Net Income	$(1.57)	$(0.72)	$(0.36)	$(0.47)	$(0.92)	$(0.67)
Weighted Average Number of Shares	16,021	15,758	16,040	14,632	15,991	14,091

 Certain reclassifications were made to conform to current year presentation.

NUI CORPORATION  (NYSE:NUI)

SUMMARIZED SEGMENT OPERATING HIGHLIGHTS

FOR THE THREE MONTHS ENDED JUNE 30

(Dollars in thousands)

		2003			2002
	Distribution Services	Energy Asset Management	Retail & Business Services	Distribution Services	Energy Asset Management	Retail & Business Services

Revenue	$127,243	$3,233	$(465)	$92,877	$3,822	$(821)

Operating margins	38,055	2,871	(465)	31,862	3,705	(821)

Operating income (loss)	$2,766	$(613)	$(1,895)	$1,926	$231	$(1,732)

NUI CORPORATION  (NYSE:NUI)

SUMMARIZED SEGMENT OPERATING HIGHLIGHTS

FOR THE NINE MONTHS ENDED JUNE 30

(Dollars in thousands)

		2003			2002
	Distribution Services	Energy Asset Management	Retail & Business Services	Distribution Services	Energy Asset Management	Retail & Business Services

Revenue	$524,690	$24,119	$(719)	$407,299	$18,598	$522

Operating margins	158,065	23,438	(719)	138,423	18,924	522

Operating income	$49,457	$13,402	$(7,816)	$48,701	$8,590	$(2,202)

NUI CORPORATION  (NYSE:NUI)

SUMMARIZED SEGMENT OPERATING INCOME HIGHLIGHTS

FOR THE TWELVE MONTHS ENDED JUNE 30

(Dollars in thousands)

		2003			2002
	Distribution Services	Energy Asset Management	Retail & Business Services	Distribution Services	Energy Asset Management	Retail & Business Services

Revenue	$602,224	$33,592	$1,213	$493,580	$23,539	$2,262

Operating margins	184,570	32,954	1,213	166,855	24,091	2,262

Operating income	$43,978	$19,020	$(7,618)	$51,169	$11,602	$(1,779)

OPERATING DATA FOR THE PERIODS ENDED JUNE 30
	Three Months		Nine Months		Twelve Months
	2003	2002	2003	2002	2003	2002
Total Employees (at period end)	1,095	1,415
NJ Degree Days - Actual	712	537	5,400	3,960	5,413	4,025
Overall Degree Day Variance from NJ 20-Year Average in 2003 and NJ 30-Year Average in 2002	29% Colder	5% Warmer	13% Colder	22% Warmer	12% Colder	22% Warmer
Total Average Utility Customers Served by Continuing Operations	367,818	364,619	367,755	364,848	366,823	363,598
Utility Gas Sold or Transported by Continuing Operations (Bcf's)	15.7	15.2	69.1	60.5	83.6	74.0
Total Gas Sold or Transported by Continuing Operations (Bcf's)	33.0	43.8	144.7	146.6	176.8	180.3

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